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                                   EXHIBIT 21
                  LIST OF RALCORP HOLDINGS, INC. SUBSIDIARIES

Beech-Nut Nutrition Corporation
State of Incorporation: Nevada

Bremner, Inc.
State of Incorporation: Nevada

National Oats Company
State of Incorporation: Nevada

RH Financial Corporation
State of Incorporation: Nevada

Ralston Food Sales, Inc.
State of Incorporation: Nevada

Wortz Company
State of Incorporation: Arkansas